Rule 424 (b) (3)
Registration No. 333-73768
CUSIP #: 637432CS2

PRICING SUPPLEMENT NO. 2980 DATED February 28, 2002
TO PROSPECTUS SUPPLEMENTAL DATED December 5, 2001
AND BASE PROSPECTUS DATED December 5, 2001

Issuer:	National Rural Utilities CFC
Principal Amount:	$500,000,000.00
Issue Price:	99.901% of Principal Amount
Original Issue Date:	03/07/2002
Maturity Date:	03/01/2007
Coupon:	6.500% per annum
Record Dates:	Each February 15 and August 15
Interest Payment Dates:	Each March 1 and September 1
Redeemable Date:	None
Day Count Basis:	30/360
Agents Commission:	0.350%
Agent(s):	J.P. Morgan Securities, Inc.
Lehman Brothers
Capacity:	Underwritten
Form of Note:	Book-Entry
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $14,050,000,000 and, to date, including this offering, an aggregate of $11,935,508,000 Series C have been issued.